EXHIBIT 99
HOME CITY FINANCIAL CORPORATION
2454 North Limestone Street
Springfield, Ohio 45503
(937) 390-0470
NOTICE OF RECONVENED ANNUAL MEETING OF SHAREHOLDERS
     The 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Home City Financial Corporation, an Ohio corporation (“HCFC”), was originally called to order on October 27, 2006, and then adjourned to a later date without any business being conducted. The Board of Directors determined that additional time was needed to assess whether to proceed with a vote on the proposed 1-for-210 reverse stock split and subsequent 210-for-1 forward stock split scheduled to be submitted to the shareholders for approval at the Annual Meeting.
     Notice is hereby given that the Annual Meeting will be reconvened on November 30, 2006, at 3:00 p.m., Eastern Standard Time, at The Courtyard by Marriott, 100 S. Fountain Avenue, Springfield, Ohio (the “Reconvened Annual Meeting”), for the following purposes, all of which were completely set forth in the Proxy Statement mailed to you on September 28, 2006:
1.	To consider and vote upon a proposal to (a) amend HCFC’s Articles of Incorporation (the “Articles”) to change the number of issued and outstanding shares of HCFC by dividing the total issued and outstanding shares by 210 and to specify that each person who otherwise would be entitled to a fraction of an HCFC share will be paid an amount equal to $17.10 cash for each HCFC share held before the amendment to the Articles, and (b) immediately thereafter, amend the Articles to change each then issued and outstanding HCFC share into 210 issued and outstanding shares (collectively, the “Stock Splits”). As a result of the Stock Splits, (y) each shareholder owning fewer than 210 common shares of HCFC immediately before the Stock Splits will receive $17.10 in cash, without interest, for each HCFC common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of HCFC; and (z) each HCFC common share held by a shareholder owning 210 or more common shares of HCFC immediately prior to the effective time of the Stock Splits will continue to represent one common share of HCFC after completion of the Stock Splits. The proposed amendments to HCFC’s Articles of Incorporation are attached as Exhibits B and C to the Proxy Statement;

2.	To elect five directors of HCFC for terms expiring in 2007; and

3.	To transact such other business as may properly come before the Reconvened Annual Meeting or any adjournment thereof.
     We first announced on January 26, 2006, that we would seek shareholder approval of the Stock Splits, which would result in a “going private transaction.” The purpose of the Stock Splits was to reduce the number of HCFC’s shareholders of record to below 300 so that we could terminate the registration of HCFC’s common shares with the Securities and Exchange Commission (the “SEC”) and eliminate the costs and burdens of complying with the Sarbanes-Oxley Act of 2002 and other federal securities laws applicable to SEC reporting companies.
     Since the announcement of the proposed Stock Splits, substantial numbers of individuals have purchased or re-registered shares in amounts of less than 210 shares, increasing the number of shareholders whose shares would be cashed out in the transaction and increasing the related cost. Moreover, as of October 27, 2006, we thought that additional shares might be submitted for transfer immediately before the October 27 meeting. We determined, therefore, that we should re-assess whether the Stock Splits were still in the best interests of HCFC.
     The Proxy Statement specifically disclosed the reservation by the Board of Directors of the right to remove from the agenda for the Annual Meeting the vote on the Stock Splits if the Board of Directors determines that the Stock Splits are no longer in the best interests of HCFC for any reason, including the increased costs if the number of shares to be cashed out were to increase. As a result. we determined that the Annual Meeting should be adjourned to a later date to further consider whether the matter should be removed from the agenda.
     We have determined that, based on the list of shareholders of record of HCFC as of November 9, 2006, the Stock Splits are still in the best interests of HCFC. If the Stock Splits were made effective as of November 9, 2006, the number of shares to be cashed out would be approximately 31,016 shares, with an aggregate cost of $530,374. We still reserve the right to remove the Stock Splits from the agenda of the Reconvened Annual Meeting, however, if the number of shares to be cashed out increases before we reconvene on November 30, 2006, or if we determine that the Stock Splits are no longer in the best interests of HCFC for any reason.
     In accordance with Section 1701.45(D) of the Ohio Revised Code, we have also decided to stop recording any transfers of HCFC shares on the shareholder records of HCFC as of 5:00 p.m., Eastern Standard Time, on November 27, 2006. Any orders for the transfer of shares received by our transfer agent after 5:00 p.m., Eastern Standard Time, on November 27, 2006, and before the effective time of the Stock Splits will be rejected. The temporary closing of the share transfer books will permit us to determine the number of shares that will be cashed out if the Stock Splits are approved by the shareholders. With that information, we can determine whether the Stock Splits are still in the best interests of HCFC and whether the matter should remain on the agenda. If the shareholders approve the Stock Splits at the Reconvened Annual Meeting, the Stock Splits will be made effective promptly thereafter. Transfers in the post-split shares of HCFC will commence immediately after the effective time.
     The record date for the Reconvened Annual Meeting remains September 20, 2006. Only HCFC shareholders of record as of the close of business on September 20, 2006, will be entitled to notice of, and to vote at, the Reconvened Annual Meeting and any adjournments thereof.
     You may revoke a proxy previously given with respect to the Annual Meeting and any adjournments of the Annual Meeting by either (1) submitting a later dated proxy or a written revocation that is received by HCFC before the proxy is exercised or (2) by attending the Reconvened Annual Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Reconvened Annual Meeting will not, by itself, revoke a proxy. If you would like a new proxy card and a return envelope, please contact Charles A. Mihal at 937-390-1265 promptly so that there is time for us to send the proxy card and envelope to you and for you to return the proxy card before the Reconvened Annual Meeting on November 30, 2006.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT OR THE PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

By Order of the Board of Directors,

/s/ J. William Stapleton

Springfield, Ohio	J. William Stapleton, President, Chief
November 13, 2006	Executive Officer and Chief Operating Officer